Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Kim P. Feazle
Investor Relations
(713) 610-9937
(213) 576-2428 kfeazle@rsac.com
investor@rsac.com
RELIANCE STEEL & ALUMINUM CO. COMPLETES
ACQUISITION OF METALWEB PLC
     Los Angeles, CA — October 2, 2007 — Reliance Steel & Aluminum Co. (NYSE:RS) announced today that it has completed its purchase of the previously announced acquisition of the outstanding capital stock of Metalweb plc. Terms were not publicly disclosed. The metals service center company is headquartered in Birmingham, England, and has three additional service centers located in London, Manchester and Oxford, England.
     Metalweb was established in 2001 and specializes in the processing and distribution of primarily aluminum products for non-structural aerospace components and general engineering parts used in high-end industrial applications. Metalweb plc’s net sales for the fiscal year ended May 31, 2007 were approximately $53 million. Metalweb will operate as a subsidiary of Reliance. Current management will remain in place with Derek Webb serving as Managing Director.
     “We are very pleased to have Metalweb as part of Reliance and to have the opportunity to expand our European presence,” said David H. Hannah, Chief Executive Officer. Derek Webb, Managing Director of Metalweb plc said, “Metalweb will now be in a far stronger position going forward to meet the increasing challenges and opportunities of globalization for our customers.”
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     Reliance Steel & Aluminum Co., headquartered in Los Angeles, California, is one of the largest metals service center companies in the United States. Through a network of more than 180 locations in 37 states and Belgium, Canada, China, South Korea and the United Kingdom, the Company provides value-added metals processing services and distributes a full line of over 100,000 metal products. These products include galvanized, hot-rolled and cold-finished steel; stainless steel; aluminum; brass; copper; titanium and alloy steel sold to more than 125,000 customers in various industries.
     Reliance Steel & Aluminum Co.’s press releases and additional information are available on the Company’s web site at www.rsac.com. The Company was named to the 2007 “Fortune 500” List, the Fortune 2007 “100 Fastest Growing Companies” List, the Fortune 2007 List of “America’s Most Admired Companies” and the 2007 Forbes “Platinum 400 List of America’s Best Big Companies.”
     This release may contain forward-looking statements relating to future financial results. Actual results may differ materially as a result of factors over which Reliance Steel & Aluminum Co. has no control. These risk factors and additional information are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 and other reports on file with the Securities and Exchange Commission.
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